Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660

Mr Mordechay David, President and Director
Winecom, Inc.
2 Duchifat Street,
Kibbutz Dovrat, D.N Emek Yezreel 19325
Israel

Dear Mr. David:

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement of Winecom Inc. on Form S-1 of our report on the financial statements of the Company as its registered independent auditor dated May 23, 2010, as of and for the periods ended April 30, 2010 and December 31, 2009 and 2008. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

/s/ Weinberg & Baer LLC

Weinberg & Baer LLC
Baltimore, Maryland
June 1, 2010